SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 6, 2010, CytRx Corporation (“we,” “us,” “our” or the “Company”) and Oncotherapeutics (“Oncotherapeutics”) entered into an Agreement for Clinical Services.  Pursuant to the agreement, Oncotherapeutics will provide contract research services to us in connection with our Phase 2b clinical trial of our oncology drug candidate tamibarotene in combination with chemotherapeutical agents for the treatment of patients with advanced non-small-cell lung cancer.

The services to be rendered by Oncotherapeutics relate primarily to the design, management and implementation our Phase 2b clinical trial.  We estimate that the total cost for these services, including for pass-through expenses paid by Oncotherapeutics on behalf of us, will be approximately $6.9 million, but the actual cost of these services will depend upon the type and quantity of such services required by the Company.

We may terminate the agreement at any time upon 30 days notice to Oncotherapeutics, in which case we will be obligated to pay for all of Oncotherapeutics’ services rendered through this termination date and in winding down or closing out its work.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010	By:	/s/ JOHN Y. CALOZ
John Y. Caloz
Chief Financial Officer